Exhibit 10.61

FINDER’S AGREEMENT

This FINDER’S AGREEMENT, dated as of May 23, 2025 (this “Agreement”) is entered into by and between HeartCore Enterprises Inc., a Delaware Corporation (NASDAQ: HTCR) (the “Company”) and Moody Capital Solutions, Inc. (the “Finder” or “Moody”).

WHEREAS, the Finder has indicated that it has the ability to introduce the Company to one or more investors, businesses and/or financing opportunities (each a “Target”) wherein the Company may take advantage of such opportunities by the sale of stock or adding debt or any hybrid thereof, or any similar transaction or combination thereof involving such Target(s) (each a “Transaction”);

WHEREAS, this Finder, other than to identify such Target(s), is not obligated to undertake any duties or to obtain or assemble any information or to render any analytical support or inputs or to spend any minimum amount of time in providing any services pursuant to this Agreement; and

WHEREAS, this Agreement shall not be construed as a firm commitment by the Finder to identify any Target(s) or any assurance that Finder will identify any Targets to the Company; and

WHEREAS, the Company is willing to compensate the Finder for introducing such Target(s), as provided for herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Finder and the Company hereby agree as follows:

1.	Services. The Finder hereby agrees to attempt to identify Targets. The Finder does not guarantee or warrant the accuracy or completeness of information, if any, provided to the Company by a Target or by the Finder concerning a Target. The Company is encouraged to perform its own due diligence and analysis concerning any Target(s). The decision to consummate a Transaction with a Target as well as the aggregate consideration amount and structure shall be determined by the Company in its sole and absolute discretion.

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Moody Capital Solutions, Inc. Member FINRA/SIPC

2.	Compensation. In the event that a Target closes a Transaction with the Company, which Transaction was sourced by the Finder (each, a “Closing”), the Company shall compensate Moody as follows:

a.	Equity Offerings. With respect to Transactions for the issuance of equity securities of the Company, or any convertible promissory notes, warrants, or other equity-linked securities (each, an “Equity Offering”):

(i)	the Company shall pay to Moody a cash fee equal to eight percent (8%) of the aggregate gross proceeds raised in such Equity Offering; and

(ii)	Moody shall receive warrants to purchase a number of shares of the Company’s common stock equal to eight percent (8%) of the fully diluted number of shares of common stock or common stock equivalents purchased or purchasable by any investors in connection with the Equity Offering (such warrants collectively referred to as the “Moody Warrants”). The Moody Warrants shall have reasonable and customary terms, including the following terms: The exercise price of the Moody Warrants shall be the exercise or conversion price of any equity-linked securities in the Equity Offering. In addition, the Moody Warrants shall expire five years from the date of issue. The Moody Warrants shall be exercisable by payment in full in cash or by so-called “cashless exercise” provisions. Each warrant shall be deemed to have a fair market value at issuance of $.0001. The Moody Warrants shall be covered in a separate warrant agreement with customary terms acceptable to both the Company and Moody Capital. Notwithstanding the foregoing in this Section 2(a)(ii), should the Moody Investor(s) receive warrants as part of their investment into the Company, the terms of the Moody Warrant will be the same as those issued to the Moody Investor(s).

b.	Loans/Debt Offerings. With respect to Transactions which are loans or other debt which is not convertible into equity securities of the Company, the Company shall pay to Moody a cash fee equal to five percent (5%) of the proceeds received by the Company from such loans or other debt.

c.	Expense Reimbursement. The Company shall reimburse Moody directly for any and all pre-approved expenses, including allowance for legal fees, escrow account fees, travel and associated expenses in support of Moody’s role hereunder, up to $20,000.

d.	Excluded Parties. Notwithstanding anything herein to the contrary, the persons and entities as set forth on Exhibit A attached hereto are hereby excluded as “Targets” and no compensation shall be due or payable to Finder with respect to any investments in the Company made by such persons or entities, or any other transactions between the Company or such persons or entities.

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Moody Capital Solutions, Inc. Member FINRA/SIPC

3.	Termination. This Agreement shall continue in effect for a period of three (3) months from the date of this Agreement and may be terminated upon thirty (30) days’ written notice of either party to terminate this Agreement. Should the Company effectuate a Transaction as defined in this Agreement with any of the Target(s) identified by Finder during its engagement in the period of twelve (12) months after termination of Agreement, Finder will be due the compensation as set forth in Section 2.

4.	Non-Circumvent. The Company hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement through any transaction, transfer, pledge, agreement, recapitalization, loan, lease, assignment, or otherwise. The Company (including affiliates of such parties) agrees that it will not attempt, directly or indirectly, to contact any Targets or negotiate with any confidential source provided by Moody, except through Moody or with the expressed written consent of Moody as to each such contact. The Company shall be liable for damages in favor of Moody’s for any violations of this section.

5.	Independent Contractor. The Finder is an independent contractor, and nothing herein shall create any partnership, joint venture or employer-employee relationship. The Finder shall not have the right or authority to legally bind the Company and the Finder shall not represent to any third party that the Finder can legally bind or otherwise obligate the Company.

6.	Disclosure. Any financial or other advice, descriptive memoranda or other Documentation provided by the Finder pursuant to this Agreement may not be disclosed publicly or to any third party in any manner without the prior written approval of the Finder. All non-public information given to the Finder by the Company or by a Target or the Finder to the Company will be considered as confidential information and shall be maintained as such by the Finder and by the Company, respectively, until the same becomes known to third parties or the public without release thereof by the Finder or the Company, respectively. The Finder may advertise the conclusion of any Transaction in the financial press. The Company shall provide to the Finder full, complete and accurate information regarding the Company’s business, prospects, financial information, etc. shall be solely responsible for the accuracy and completeness of all disclosures regarding the Company which are provided by the Company and shall promptly advise the Finder of any material changes in any information previously provided to the Finder or distributed to prospective Targets.

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Moody Capital Solutions, Inc. Member FINRA/SIPC

7.	Indemnity. The Company in connection with the Finder’s engagement hereby indemnifies the Finder from any pending or threatened claim, or any litigation, proceeding or other action in connection with or arising out of or relating to the engagement of the Finder under Agreement, provided that such indemnity shall not apply with respect to any conduct of Finder that constitutes a material breach of its obligations under this Agreement or the gross negligence or willful misconduct of the Finder.

8.	Finder’s Representation and Warranties. The Finder hereby represents and warrants that it is a broker-dealer registered under the United States Securities Act of 1933, as amended and regulations thereunder, as well as applicable state securities laws and regulations. The Finder further represents and warrants that its activities in connection with this Agreement are in accordance with and in compliance with such laws and regulations.

9.	Entire Agreement, etc. This Agreement sets forth the entire understanding and agreement of the Company and the Finder concerning the subject matter hereof and supersedes any prior communications, understandings and agreements between the parties. This Agreement may not be amended, supplemented or modified, not can any of its provisions be waived, except by a writing signed by the Company and the Finder. The Finder may not assign this Agreement or delegate any of its duties hereunder without prior written consent of the Company.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law provisions. This Agreement shall not be interpreted or construed with any presumption against the party which caused this Agreement to be drafted.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

[Signatures appear on following page]

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Moody Capital Solutions, Inc. Member FINRA/SIPC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written. If HeartCore Enterprises Inc. finds the foregoing is in accordance with its understanding with Moody Capital Solutions, Inc., kindly sign and return to Moody Capital Solutions, Inc. a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between HeartCore Enterprises Inc. and Moody Capital Solutions, Inc. Moody will remain committed to entering into this agreement provided it is executed by you on or before May 23, 2025.

Very truly yours,

Moody Capital Solutions, Inc.

By:	/s/ Robert Rosenstein
Robert Rosenstein
Its:	President

Accepted and Agreed:

HeartCore Enterprises Inc.

By:	/s/ Sumitaka Yamamoto
Sumitaka Yamamoto
Its:	Chief Executive Officer

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Moody Capital Solutions, Inc. Member FINRA/SIPC

ATTACHMENT 1
AUTHORIZATION OF PAYMENT

I, Sumitaka Yamamoto, on behalf of HeartCore Enterprises Inc., authorize the lender/investor to pay Moody Capital Solutions, Inc. directly from escrow, at closing, for any funding as instructed in section 2 of this engagement letter dated May 23, 2025. This authorization is to remain in full force and in effect unless written authorization by Moody Capital Solutions, Inc. is provided to the lender/investor to revoke this agreement. Please wire the funds to the wire instruction provided in the distribution authorization.

Accepted and Agreed:

HeartCore Enterprises Inc.

/s/ Sumitaka Yamamoto
By:	Sumitaka Yamamoto
Its:	Chief Executive Officer

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Moody Capital Solutions, Inc. Member FINRA/SIPC

Exhibit A

Excluded Parties

●	Ayrton Capital LLC.
●	Premium Merchant Funding
●	Hudson Ventures, LLC
●	C6
●	Yorkville advisors
●	Byz

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Moody Capital Solutions, Inc. Member FINRA/SIPC